                                                                   EXHIBIT 10.51


                               AGREEMENT OF SALE

                                     AMONG

                                 RAILTEX, INC.
                              a Texas corporation,

                                      AND

                           INDIANA & OHIO RAIL CORP.
                              an Ohio corporation

                                      AND

                           ALL OF THE SHAREHOLDERS OF
                           INDIANA & OHIO RAIL CORP.



                             DATED:  May ___, 1996

                               TABLE OF CONTENTS


Section                                                             Page
- -------                                                             ----
1.  DEFINITIONS....................................................   1

2.  REPRESENTATIONS AND WARRANTIES OF SELLERS......................   3
    2.1.  POWER AND AUTHORITY OF SELLERS...........................   3
    2.2.  ORGANIZATION AND CAPITALIZATION OF I&O AND THE
           SUBSIDIARIES............................................   3
    2.3.  SUBSIDIARIES.............................................   4
    2.4.  QUALIFICATIONS...........................................   4
    2.5.  OTHER BUSINESS NAMES.....................................   4
    2.6.  EQUIPMENT LEASES.........................................   5
    2.7.  EQUIPMENT AND OTHER TANGIBLE PROPERTY....................   5
    2.8.  CONDITION OF PERSONAL PROPERTY OTHER THAN TRACKS.........   6
    2.9.  CONDITION OF TRACK AND BRIDGES...........................   6
    2.10. ACCOUNTS RECEIVABLE AND PAYABLE..........................   7
    2.11. REAL ESTATE OWNED........................................   7
    2.12. REAL ESTATE LEASED.......................................   8
    2.13. OPERATING AGREEMENTS.....................................  10
    2.14. INTANGIBLE PERSONAL PROPERTY.............................  10
    2.15. GOOD TITLE TO STOCK......................................  11
    2.16. MATERIAL CONTRACTS.......................................  12
    2.17. TAXES....................................................  13
    2.18. LITIGATION...............................................  15
    2.19. LABOR, BENEFIT AND EMPLOYMENT............................  15
    2.20. CURRENT EMPLOYEES AND EMPLOYMENT CONDITIONS..............  16
    2.21. EMPLOYMENT PRACTICES.....................................  16
    2.22. INSURANCE................................................  16
    2.23. ADVERSE BUSINESS CHANGES.................................  17
    2.24. COMPLIANCE WITH APPLICABLE LAWS..........................  18
    2.25. VIOLATION OF OTHER INSTRUMENTS...........................  19
    2.26. FINANCIAL STATEMENTS.....................................  19
    2.27. BROKERAGE................................................  21
    2.28. BANKS....................................................  21
    2.29. NO DIVIDENDS OR DISTRIBUTIONS............................  21
    2.30. ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES.............  21
    2.31. ILLEGAL PAYMENTS.........................................  24
    2.32. IMPROPER OR ILLEGAL PAYMENTS TO CUSTOMERS OR
           SUPPLIERS...............................................  24
    2.33. CONFLICTS OF INTEREST....................................  24
    2.34. ACQUISITIONS IN COMPLIANCE WITH LAW......................  25

    2.35. SCHEDULES.................................................   25
    2.36. FULL DISCLOSURE...........................................   25

3.  REPRESENTATIONS AND WARRANTIES OF THE BUYER.....................   26
    3.1. ORGANIZATION...............................................   26
    3.2. AUTHORIZATION..............................................   26
    3.3. NO THIRD PARTY CONSENT REQUIRED; VIOLATION OF OTHER
          INSTRUMENTS...............................................   26
    3.4. INVESTMENT INTENT..........................................   27
    3.5. BARGAINED FOR TRANSACTION..................................   27

4.  SALE PROVISIONS.................................................   27
    4.1. TRANSFER OF I&O STOCK......................................   27
    4.2. TRANSFER OF OFFICE BUILDING................................   27
    4.3. PURCHASE PRICE.............................................   28
    4.4. BROKERAGE..................................................   28

5.  ADDITIONAL COVENANTS AND AGREEMENTS OF BUYER AND SELLERS........   28
    5.1. ACCESS TO PREMISES AND INFORMATION.........................   28
    5.2. CONDUCT OF BUSINESS PENDING CLOSING........................   30
    5.3. CONSENT TO TRANSFER OF MATERIAL CONTRACTS..................   32
    5.4. TRANSITIONAL PROVISIONS....................................   32
    5.5. REGULATORY FILINGS.........................................   32
    5.6. CERTAIN AGREEMENTS OF SELLERS REGARDING TAX
          TREATMENT OF TRANSACTION..................................   33
    5.7. TRANSFER AND AGREEMENTS RELATED TO IORP AND CERTAIN
          REAL ESTATE...............................................   34
    5.8. SALE OF "BLUE ASH LINE"....................................   35
    5.9. NON-COMPETITION............................................   37

6.  THE CLOSING.....................................................   37
    6.1. THE CLOSING................................................   37
    6.2. TRANSFER OF TITLE OF STOCK.................................   37
    6.3. TRANSFER OF TITLE TO REAL ESTATE...........................   37

7.  CONDITIONS OF BUYER'S OBLIGATION TO CLOSE.......................   37
    7.1. REPRESENTATIONS, WARRANTIES AND COVENANTS..................   38
    7.2. OPINION OF COUNSEL.........................................   39
    7.3. NO MATERIAL ADVERSE CHANGE.................................   40
    7.4. GOVERNMENTAL REQUIREMENTS..................................   41
    7.5. ABSENCE OF LITIGATION......................................   41
    7.6. CONSENTS...................................................   41
    7.7. RESIGNATIONS...............................................   42
    7.8. RELEASES...................................................   42

    7.9.   RECORDS....................................................  42
    7.10.  SECTION 5.7................................................  42
    7.11.  APPROVAL OF DOCUMENTATION..................................  42
    7.12.  BOARD APPROVAL.............................................  42

8.  CONDITIONS OF SELLERS' OBLIGATION TO CLOSE........................  43
    8.1.   REPRESENTATIONS, WARRANTIES AND COVENANTS..................  43
    8.2.   OPINION OF COUNSEL.........................................  44
    8.3.   SECTION 5.7................................................  44
    8.4.   APPROVAL OF DOCUMENTATION..................................  44
    8.5.   RECEIPT OF PURCHASE PRICE..................................  44
    8.6.   EMPLOYEE ARRANGEMENTS......................................  44

9.  POST CLOSING COVENANTS............................................  45

10. SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION...................  45
    10.1.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.................  45
    10.2.  INDEMNIFICATION BY SELLERS.................................  46
    10.3.  INDEMNIFICATION BY BUYER...................................  48

11. NOTICES...........................................................  48

12. GOVERNING LAW.....................................................  49

13. MISCELLANEOUS.....................................................  49
    13.1.  ENTIRE AGREEMENT...........................................  49
    13.2.  HEADINGS...................................................  49
    13.3.  AMENDMENT OR MODIFICATION..................................  49
    13.4.  SCHEDULES AND EXHIBITS.....................................  49
    13.5.  COUNTERPARTS...............................................  50
    13.6.  CONSTRUCTION...............................................  50
    13.7.  PARTIES BOUND..............................................  50
    13.8.  SCHEDULE UPDATES...........................................  50
    13.9.  SHARE TRANSFERS BY SELLERS.................................  50
    13.10. IORP WITHDRAWAL PROCEDURE..................................  51
    13.11. EFFECT OF BUYER BOARD APPROVAL [OR DISAPPROVAL]............  51
    13.12. COUNTERPARTS...............................................  51

     THIS AGREEMENT OF SALE ("Agreement") has been made and entered into this _____ day of May, 1996, among RAILTEX, INC., a Texas corporation ("Buyer"), INDIANA & OHIO RAIL CORP., an Ohio corporation ("I&O") and all of the shareholders of I&O, all of whom are listed on Schedule 2.15 (hereinafter referred to individually as "Seller" and collectively as "Sellers").

                              W I T N E S S E T H:
     WHEREAS, Sellers own all of the outstanding capital stock of I&O, an Ohio corporation; and
     WHEREAS, the Buyer desires to acquire all the issued and outstanding capital stock of I&O upon the terms and conditions hereinafter set forth; and
     WHEREAS, Sellers desire to sell all of the outstanding capital stock of I&O;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties represent, warrant, covenant, and agree as follows:
     1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Section 1.
     1.1. "Best Knowledge of the Sellers" or any similar phrase shall mean (i) information within the actual knowledge of the person/entity representing same, after reasonable inquiry for purposes of the transactions contemplated in this Agreement, and (ii) if such person/entity does not conduct a reasonable inquiry for purposes of the transactions contemplated in this Agreement, such information which such person/entity would have had actual knowledge of had such person/entity conducted a reasonable inquiry for purposes of the transactions contemplated by this Agreement.
     1.2. "Closing Date" shall mean June 4, 1996, subject to the provisions of Sections 7 and 8 of this Agreement.

     1.3. "Closing" shall mean the events which take place on the Closing Date for the purpose of consummating this Agreement.
     1.4. "ERISA" shall mean Employee Retirement Income Security Act.
     1.5. "Annual Financial Statements" shall mean the audited annual financial statements for the years ended and as at December 31, 1992 through 1995, described in Schedule 1.5 hereto, prepared in accordance with generally accepted accounting principles.
     1.6. "Interim Financial Statements" shall mean the unaudited financial statements for the quarter ended March 31, 1996, attached as Schedule 1.5 hereto, prepared in accordance with generally accepted accounting principles, except that the Interim Financial Statements are presented in a manner consistent with the manner of presentation of the I&O's interim financials on a historical basis, and except that the Interim Financial Statements do not include passenger operations.
     1.7. "IRC" shall mean the Internal Revenue Code of 1986, as amended.
     1.8. "IRS" shall mean Internal Revenue Service.
     1.9. "Stock" shall mean the no par value Common Stock of I&O.
     1.10. "Subsidiaries" or "Subsidiary" shall mean one or more of the subsidiaries of I&O indicated on Schedule 2.3 attached hereto.
     1.11. "Tax Liabilities" shall have the meaning set forth in Section 2.17 hereof.
     1.12. "Track" shall include all rails, ties, tie plates, spikes, angle bars, bolts, other fasteners, switches, switch control devices, ballast, signals and other support structures considered necessary to operate a railroad.
     2. REPRESENTATIONS AND WARRANTIES OF SELLERS. Each of the Sellers for himself/herself and not jointly and severally (except that Nancy and Tom McOwen on the one hand and Patricia and John Richter on the other hand jointly and severally) represents and warrants to the Buyer as follows:
     2.1. POWER AND AUTHORITY OF SELLERS. This Agreement constitutes the legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms. To the Best Knowledge of the Sellers, except as indicated on Schedule 2.1 attached hereto, neither the execution nor the performance of this Agreement by any Seller requires the consent of any third party nor will such execution or performance violate or result in a material breach or constitute a material default under any provision of any charter, bylaw, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, statute, ordinance, regulation or any other restriction to which any Seller is subject or by which it is bound.
     2.2. ORGANIZATION AND CAPITALIZATION OF I&O AND THE SUBSIDIARIES. I&O and each of the Subsidiaries is a corporation, duly organized, validly existing, and in good standing as a corporation under the laws of the States of Ohio or Indiana, and has all requisite corporate power, franchises, and licenses to own its property and conduct the business in which it is engaged. I&O has authorized capital stock consisting of the following: 500 shares of no par common stock, 100 shares of which are outstanding. Sellers hold all of the outstanding capital stock of I&O. I&O owns all of the outstanding capital stock of each of the Subsidiaries. All of the shares of capital stock issued by I&O and each of the Subsidiaries have been fully paid, are validly issued, and are nonassessable. Except as described on Schedule 2.2 attached hereto, I&O and each of the Subsidiaries has no outstanding options or warrants to purchase, or contracts to issue, or contracts or any other rights entitling anyone to acquire shares of its capital stock of any class or kind, or securities convertible thereto and any such options, warrants, contracts or other rights shall be exercised or cancelled prior to Closing.
     2.3. SUBSIDIARIES. Except as otherwise indicated on Schedule 2.3 attached hereto, I&O owns no subsidiaries. Also included on Schedule 2.3 is a complete list of the capital assets of I&O's wholly owned subsidiary, Indiana & Ohio Rail Passenger Corp. ("IORP"). IORP owns or controls no assets or rights necessary to I&O in the operation of its business or which are used in the operation of the business of I&O. Except as indicated on Schedule 2.3, there are no inter-company debts or other obligations between I&O and IORP and I&O is neither directly nor contingently liable for, nor obligated under, any of the debts or obligations of IORP. Except as otherwise indicated on Schedule 2.3, none of the proceeds of the outstanding indebtedness of the I&O or any of the Subsidiaries other than IORP have been used to purchase any of the assets of IORP or any of the assets contemplated to be transferred to IORP under the terms of this Agreement.
     2.4. QUALIFICATIONS. I&O and each of the Subsidiaries is qualified in each state in which the character of its properties or the nature of the business conducted by it makes qualification as a foreign corporation necessary.
     2.5. OTHER BUSINESS NAMES. Schedule 2.5 attached hereto and made a part hereof is a complete list of the business names used by I&O and each of the Subsidiaries, and by any companies acquired by or merged into I&O or any of its Subsidiaries. After the Closing Sellers shall cause the IORP to refrain from using any of the business names included in Schedule 2.5 except for "IORP", "IOSX", "The Indiana & Ohio Rail Passenger Corp.", and any derivation of the names indicated on Schedule 2.5 so long as the words "passenger" or "scenic" are also included.

Provided, however, nothing in this Section 2.5 is intended to restrict the sale by IORP of any of its current inventory of goods held for sale to passengers.
     2.6. EQUIPMENT LEASES. Schedule 2.6 attached hereto contains an accurate and complete list and description of all equipment or other tangible personal property leased by I&O or any of its Subsidiaries, including the name of the lessor, the expiration date of the lease, and the rent payable under each such lease. Unless otherwise indicated on said Schedule, each such lease may be cancelled by I&O or a Subsidiary of I&O on not more than 90 days' notice. Copies of all such leases have been furnished to the Buyer. A list of all leases for locomotives, railcars and any equipment or other tangible personal property are included in Schedule 2.6. To the Best Knowledge of the Sellers, neither I&O or any Subsidiary is in material default under any railcar or locomotive leases, and there is no fact which, with notice and/or passage of time would constitute such a material default, including, without limitation, the consummation of the transactions contemplated by this Agreement. To the Best Knowledge of the Sellers, except as described in Schedule 2.6, none of the parties contracting with I&O or a Subsidiary is in default under any material provision of such leases.
     2.7. EQUIPMENT AND OTHER TANGIBLE PROPERTY. To the Best Knowledge of the Sellers, except as set forth in Schedule 2.6 relating to leased equipment and other tangible personal property, I&O and each of its Subsidiaries has good and merchantable title to all of the locomotives, railcars, vehicles, Track and railcar repair equipment, radios, fixtures, equipment and other tangible personal property which I&O or any of the Subsidiaries uses in connection with its business and/or purports to own as reflected on its financial books and records and which is material to the value or operation of I&O or any of its Subsidiaries, including those reflected on the

Annual Financial Statements and the Interim Financial Statements, or acquired after such date, (other than personal property sold or otherwise disposed of in the ordinary and usual course of business subsequent to March 31, 1996), free and clear of all mortgages, liens, security interests and encumbrances of any nature whatsoever except as described on Schedule 2.7 attached hereto. I&O and each of its Subsidiaries shall at Closing have an inventory of expendable material and supplies (not including rails and ties) in amounts routinely maintained by them, including diesel fuel, to allow for continued operation after Closing until such expendable materials and supplies can be obtained in the ordinary course of business.
     2.8. CONDITION OF PERSONAL PROPERTY OTHER THAN TRACKS. All tangible personal property owned by I&O or any of its Subsidiaries or used by I&O or any of its Subsidiaries in its business is in good condition, normal wear and tear excepted, and is in good operating order, except as otherwise described on
Schedule 2.8 attached hereto. The condition of Tracks owned or operated by I&O or any of its Subsidiaries is as indicated in Section 2.9. All of the equipment owned or operated by I&O or any of its Subsidiaries is maintained and operated in order to conform in all material respects to federal, state and local laws and regulations.
     2.9. CONDITION OF TRACK AND BRIDGES. True copies of all periodic track and bridge inspections and exemption reports in the possession or under the control of I&O or any of its Subsidiaries or any of its or their agents describing the condition of all of the Track and bridges owned or operated by I&O or any of its Subsidiaries have been provided to the Buyer. To the Best Knowledge of the Sellers, all of such Track and bridges are in good, safe operating order, except as otherwise indicated on Schedule 2.9 attached hereto (specified by mile posts). All of the Track and bridges owned or operated by I&O or any of its Subsidiaries are maintained and operated in order to conform in all material respects to federal, state and local laws and regulations, requirements of grants, loan documents or any other agreements with third parties.
     2.10. ACCOUNTS RECEIVABLE AND PAYABLE.
     2.10.1. All trade and interline accounts receivable of I&O or any of its Subsidiaries have originated in the ordinary course of business; to the Best Knowledge of the Sellers, all of such accounts receivable are collectible in the ordinary course of business except to the extent of the allowance for doubtful accounts shown on the Interim Financial Statements or as shown on Schedule 2.10 attached hereto. Schedule 2.10 includes an aged account receivable list of all accounts of I&O and its Subsidiaries as at April 12, 1996. Except as also indicated on such Schedule, no accounts receivable of I&O or any of its Subsidiaries have been factored and all such accounts receivable are owned by I&O or a Subsidiary free and clear of any lien or encumbrance. Except for interline accounts receivable, none of such receivables by their terms are due more than 30 days after the date of service or sale giving rise to such receivables.
     2.10.2. All trade and interline accounts payable of I&O or any of its Subsidiaries have originated in the ordinary course of business. Schedule 2.10 includes an aged account payable list of all accounts of I&O and its Subsidiaries as at April 12, 1996.
     2.11. REAL ESTATE OWNED. Schedule 2.11 attached hereto describes current owner's title policies covering and describing all real estate owned by I&O or a Subsidiary and which shall be conveyed to I&O by Sellers on the Closing Date under the provisions of Section 4.2, and a summary description of all other real estate assets, including easements, held by I&O or a Subsidiary (the "Real Estate"). Schedule 2.11 does not include a description of trackage rights held by I&O or any Subsidiary which are described in Schedule 2.13 hereof. To the Best Knowledge of the Sellers, except as set forth on Schedule 2.11, I&O or a Subsidiary (or Sellers in the case of Real Estate to be conveyed to I&O on the Closing Date pursuant to Section 4.2 hereof) holds sufficient rights in and to all easements or other rights necessary for perpetual access thereto, and owns outright all buildings and other structures, improvements and fixtures thereon, free and clear of all mortgages, liens or other encumbrances whatsoever. To the Best Knowledge of the Sellers, all structures, improvements, fixtures and equipment on the Real Estate conform in all material respects to any applicable state, federal and local laws, regulations, zoning and building ordinances and health and safety ordinances. The Real Estate is zoned for the various purposes for which such real estate is currently being used. Except as set forth on Schedule 2.11, no notice from any governmental body has been served upon, or received by, I&O, any Subsidiary or Sellers claiming any violation of any such law, regulation, code or ordinance, or requiring any substantial work, repairs, construction, alterations or installation on or in connection with the Real Estate which has not been complied with.
     2.12. REAL ESTATE LEASED. Schedule 2.12 attached hereto sets forth a list and summary description of all real estate leased by I&O or a Subsidiary (except for right of way leases and similar right of access documents which are scheduled in Schedule 2.12.1 attached hereto) ("Leased Real Estate") and all leases, subleases and other agreements by which the Leased Real Estate was leased to or by the I&O or a Subsidiary ("Leases") including the name of the landlord, the name of the tenant, the location of the Leased Real Estate, the lease term, the kind of space leased (office space, garage space, warehouse, etc.), the approximate area, the tenant's annual charges for rent, taxes and other expenses, a statement of term-end restoration obligations and a list of consents needed to an assignment of the lease or sublease. Accurate and complete copies of all leases of Leased Real Estate have been furnished to Buyer. To the Best Knowledge of the Sellers, all Leases are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto enforceable in accordance with their terms and grant the leasehold estates they purport to grant free and clear of all mortgages, liens or other encumbrances whatsoever, except as stated on Schedule 2.12. To the Best Knowledge of the Sellers, there is not under any of such instruments any existing or claimed default, event of default or event which with notice or lapse of time or both would constitute an event of default, including the consummation of the transactions contemplated by this Agreement.
     2.12.1. Schedule 2.12.1 attached hereto includes a schedule of all right-of-way leases, licenses, crossing right agreements and other agreements providing access rights to I&O or any of the Subsidiaries or providing access rights to others from I&O or any of the Subsidiaries. To the Best Knowledge of the Sellers, the rights included in the agreements scheduled in Schedule 2.12.1 are sufficient to provide the I&O and the Subsidiaries right-of-way or other access as is necessary for the continuation of their business as currently conducted and, to the Best Knowledge of the Sellers, there is not under any such agreements any existing or claimed default, event of default or event which with notice or lapse of time or both would constitute an event of default, including the consummation of the transactions contemplated by this Agreement.
     2.13. OPERATING AGREEMENTS. Schedule 2.13 attached hereto contains an accurate and complete list of all operating agreements between I&O or a Subsidiary and any third party. Such operating agreements include, without limitation, trackage rights agreements, interchange agreements, car hire agreements, contract switching agreements and marketing agreements. Schedule
2.13 includes a summary description of each agreement including the name of the contracting parties, the location of the operating rights granted, the term of the agreement. All of such agreements are in full force and effect and, to the Best Knowledge of the Sellers, constitute legal, valid and binding obligations of the respective parties thereto enforceable in accordance with their terms, and, to the Best Knowledge of the Sellers, there is not under any of such instruments any existing or claimed default or event which with notice or lapse of time or both would constitute an event of default, including the consummation of the transactions contemplated by this Agreement. Accurate complete copies of all agreements referred to in Schedule 2.13 have been furnished to Buyer.
     2.14. INTANGIBLE PERSONAL PROPERTY. Schedule 2.14 attached hereto contains an accurate and complete list of all material intangible personal property owned or used by I&O or any Subsidiary not described in other Schedules attached hereto including all computer software, distributorship, franchise, or license agreements, (whether I&O or a Subsidiary is the grantor or grantee of such distributorship, franchise or license), and of patents, patent applications, inventions, trademarks, trademark applications, copyrights, trade names, and securities. Copies of all written instruments which evidence such intangible personal property have been delivered to the Buyer. Except as indicated in said Schedule, I&O or a Subsidiary is the sole and exclusive owner of each of said items of intangible personal property; and to the Best Knowledge of the Sellers, there are no claims or demands against I&O or any Subsidiary with respect to any of such items of intangible personal property, and no proceedings have been instituted, are pending, or, to the Best Knowledge of the Sellers, have been threatened to terminate or cancel any such agreements or which challenge the right of I&O or any Subsidiary with respect to any of such assets; and, to the Best Knowledge of the Sellers, there are no facts which make it likely that any such agreements will not be renewed at their next expiration date or which might reasonably be expected to serve as the basis, in whole or in part, of any claim that any part of the business carried on by I&O or any Subsidiary infringes the patent, trademark, trade name, copyright, or other rights of any other person. Said Schedule also indicates the name and address of any person who owns any patent, patent application, trademark, trademark application, trade name, or copyright used by I&O or any Subsidiary and specifies the date of the agreement authorizing such use. I&O and each Subsidiary has the unrestricted right to use, free from any rights or claims of others, all trade secrets and customer lists which it has used or which it is now using in connection with its business.
     2.15. GOOD TITLE TO STOCK. Except as otherwise indicated on Schedule 2.15 attached hereto, each Seller owns all of his/her issued and outstanding shares of capital stock of I&O indicated on Schedule 2.15 free and clear of any security interests, encumbrances or claims, and has the right to transfer such capital stock to Buyer without the consent of any person. There is no outstanding capital stock of I&O except as indicated on Schedule 2.15 and no rights to acquire shares of its capital stock that are not described in Schedule 2.2.
     2.16. MATERIAL CONTRACTS.
     2.16.1. Schedule 2.16.1 attached hereto lists or describes all outstanding material contracts to which I&O or a Subsidiary is a party other than those which are listed on any other Schedule to this Agreement.
     2.16.2. No purchase commitment is substantially in excess of the normal, ordinary, and usual requirements of I&O's or a Subsidiary's business or was made at any price substantially in excess of the then-current market price, or contains terms and conditions significantly more onerous than those which are usual and customary in the railroad industry.

     2.16.3. Neither I&O nor any Subsidiary has any outstanding bids, sale proposals, contracts, or unfilled orders quoting prices which do not include a mark-up over estimated cost (based upon current actual cost experience) consistent with past mark-up on similar business. Attached hereto as Schedule
2.16.3 is a description of all outstanding bids of I&O or a Subsidiary concerning the providing of industrial switching services, grade crossing warning systems, or otherwise. Buyer has been provided complete copies of all bid proposals and any underlying work papers. Also included in Schedule 2.16.3 is a description of all current negotiations regarding the providing of future industrial switching services and grade crossing warning systems by I&O or any Subsidiary.
     2.16.4. To the Best Knowledge of the Sellers, neither I&O nor any Subsidiary is a party to or otherwise bound by any material contract, agreement, plan, lease, license, commitment, or undertaking which is not described in
2.16.1 or elsewhere in this Agreement.
     2.16.5. To the Best Knowledge of the Sellers, all of the contracts recited or referred to in any Schedule attached hereto are valid and binding obligations of I&O or a Subsidiary and are valid and binding obligations of the other parties thereto, and are enforceable in accordance with their respective terms. All car hire agreements are in accordance with AAR Code of Car Hire Rules.
     2.16.6. To the Best Knowledge of the Sellers, except as described on
Schedule 2.16.1 attached hereto, neither I&O, any Subsidiary, nor any other party is in default under any material contract to which I&O or a Subsidiary is a party and, to the Best Knowledge of the Sellers, there is not under any such contracts any existing or claimed default, event of default or event which with notice or lapse of time or both would constitute an event of default, including the consummation of the transactions contemplated by this Agreement.

     2.16.7. Copies of the contracts or agreements listed or referred to on every Schedule attached hereto have been made available to the Buyer.
     2.17. TAXES.
     2.17.1. To the Best Knowledge of the Sellers, I&O and each of its Subsidiaries has filed all returns and paid in full all federal, state and local taxes, fees, charges, assessments, penalties and interest, including, without limitation, franchise, sales, use and ad valorem taxes ("Tax Liabilities") of I&O and the Subsidiaries to the extent such filings and payments are required prior to the date hereof. To the Best Knowledge of the Sellers, the returns were correct in all material respects and included all income and deductions of I&O and the Subsidiaries allocable to the periods for which the returns were filed. No assessments or additional Tax Liabilities have been proposed or, to the Best Knowledge of the Sellers, threatened against I&O, any of its Subsidiaries or any of its or their assets, and neither I&O nor any of its Subsidiaries has executed a waiver of the statute of limitations on the assessment or collection of any Tax Liabilities, except as described in Schedule 2.17.1 attached hereto. The Annual Financial Statements and Interim Financial Statements of I&O include adequate provision for Tax Liabilities including provisions for current and deferred taxes of I&O and each of its subsidiaries. Attached hereto as Schedule
2.17.1 is a presentation of the detail supporting provisions for Tax Liabilities included in the Annual Financial Statements of I&O and its Subsidiaries as at December 31, 1995 and the Interim Financial Statements of I&O and certain of its Subsidiaries as at March 31, 1996.
     2.17.2. Except as shown on Schedule 2.17.2 attached hereto, to the Best Knowledge of the Sellers, the federal income tax returns of I&O have not been audited or examined by IRS.

     2.17.3. To the Best Knowledge of the Sellers, there are no pending investigations of I&O or its tax returns by any federal, state or local taxing authority, except as described in Schedule 2.17.3 attached hereto.
     2.17.4. Attached hereto as Schedule 2.17.4 is a list of the federal, state and local tax returns (including, without limitation, sales tax returns) filed for the last five (5) tax years of I&O and each of its Subsidiaries, copies of which have been provided to Buyer. The supporting work papers for such returns have been made available to the Buyer. Schedule 2.17.4 also includes schedules supporting the tax basis of depreciable assets, real property and other assets with a tax basis which differs from the book value reflected on the Annual Financial Statements as at December 31, 1995 and the Interim Financial Statements as at March 31, 1996. Schedule 2.17.4 also includes schedules of all tax attribute carry-over items (including, without limitation, net operating losses and investment tax credits) and years of expiration for such tax attributes.
     2.17.5. There is no tax sharing agreement among I&O and any of its Subsidiaries, except as mandated by the IRC.
     2.18. LITIGATION. To the Best Knowledge of the Sellers, except as disclosed on Schedule 2.18 attached hereto and made a part hereof, there are no suits, governmental proceedings or litigation or claims pending or threatened against I&O or any Subsidiary or any facts which may reasonably be expected to result in a claim or threat of claim against I&O or any Subsidiary, nor, to the Best Knowledge of the Sellers, is I&O nor any Subsidiary subject to any existing judgment which might affect the financial condition, business or property of I&O or any Subsidiary nor to the Best Knowledge of the Sellers has I&O nor any Subsidiary received any inquiry from an agency of the federal or of any state or local government about the transaction contemplated hereby, or about any violation or possible violation of any law or regulation affecting its business or assets. To the Best Knowledge of the Sellers, I&O and each Subsidiary has complied in all material respects with all laws, regulations, rules and ordinances applicable to its business and assets.
     2.19. LABOR, BENEFIT AND EMPLOYMENT. Except as disclosed on Schedule 2.19 attached hereto and made a part hereof, there are no contracts with any labor union claiming to represent any of the employees of I&O or any Subsidiary nor any written employment contracts, deferred compensation, pension, profit sharing, bonus, savings, retainer, consultant, retirement, welfare, vacation, sick leave, personal leave, severance or other plans or programs for the benefit of their employees. No attempt to unionize or organize into or as a part of a labor union, any employees of I&O or a Subsidiary has been made, except as otherwise described on Schedule 2.19. To the Best Knowledge of the Sellers, neither I&O nor any Subsidiary is in material default with respect to any such contract, plan or program. Copies of all written versions of such plans are included in Schedule 2.19.
     2.20. CURRENT EMPLOYEES AND EMPLOYMENT CONDITIONS. Attached hereto as
Schedule 2.20 is a list, as of the date of this Agreement, showing the names of all employees of I&O and each of the Subsidiaries, their original dates of employment, job titles and salary rates of pay for salaried employees and hourly rates for hourly compensation employees. Except as listed on Schedule 2.20, neither I&O nor any Subsidiary is indebted to nor a creditor of any Seller, IORP, or employees of I&O or IORP, except, for accrued wages and salaries payable by their employer.
     2.21. EMPLOYMENT PRACTICES. To the Best Knowledge of the Sellers, I&O and each of the Subsidiaries is in material compliance with all federal and state laws respecting employment, wages and hours. To the Best Knowledge of the Sellers, neither I&O nor any

Subsidiary is engaged in any discriminatory hiring or employment practices or any unfair labor practices nor have any employment discrimination or unfair labor practice complaints against I&O or any Subsidiary been filed or, to the Best Knowledge of the Sellers, threatened to be filed with any federal or state agency having jurisdiction over their labor matters. Sellers reasonably believe that the relationship of I&O and each Subsidiary with its employees to be satisfactory, and no employee, to the Best Knowledge of the Sellers, has asserted or threatened to assert that I&O or any such Subsidiary is liable for any arrears of wages, benefits, damages or any taxes or penalties for failure to comply with any of the foregoing.
     2.22. INSURANCE. I&O and each of its Subsidiaries have in full force and effect insurance policies of the types and in the amounts set forth described in
Schedule 2.22 attached hereto and, to the Best Knowledge of the Sellers, no additional premiums or other amounts are owed or shall become payable thereunder by I&O or such Subsidiaries in respect of insurance coverage through the Closing Date.
     2.23. ADVERSE BUSINESS CHANGES. To the Best Knowledge of the Sellers, except as noted on Schedule 2.23 attached hereto or as reflected in the Interim Financial Statements, since December 31, 1995, there has not been:
     2.23.1. Any adverse change in the financial condition, assets, liabilities, business, or results of operations of I&O or any Subsidiary other than changes in the ordinary course of business, none of which has (either when taken by itself or in conjunction with all other such changes) been materially adverse;
     2.23.2. Any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the business of I&O or any Subsidiary;

     2.23.3. Any increase or decrease in the rates of compensation payable to or to become payable by I&O or any of its Subsidiaries to any of their officers, employees or agents over or under the rates in effect during the six months ended December 31, 1995;
     2.23.4. Any amendment or termination of any contract, agreement, plan, lease, or license to which I&O or a Subsidiary is a party or by which it may be bound, otherwise than in the ordinary course of business;
     2.23.5. Any disposition, mortgage, pledge, or subjection to any lien, claim, charge, option, or encumbrance of any property or asset of I&O or any Subsidiary material to the value or operations of I&O or any Subsidiary, any commitment made or liability incurred by I&O or any Subsidiary, or any cancellation or compromise of any debt or claim of I&O or any Subsidiary otherwise than in the ordinary course of business;
     2.23.6. Any labor dispute or any threat of a labor dispute or any attempt or threat of an attempt by a labor union to organize the employees of I&O or any Subsidiary;
     2.23.7. Any material change in the sources of supply or method of doing business of I&O or any Subsidiary;
     2.23.8. Any acquisition by I&O or any Subsidiary of the assets or capital stock of another business entity;
     2.23.9. Any acquisition, distribution or disposition of any assets of I&O or any Subsidiary other than in the ordinary course of business involving value in excess of $20,000.00;
     2.23.10. Any event such as but not limited to fire, explosion, earthquake, accident, flood, strike, work stoppage, cancellation or threatened cancellation of distribution agreements or insurance policies, or any condemnation, act of God or public enemy, riot or civil disturbance (with respect to I&O, any Subsidiary, or any shipper which materially affects the business of I&O or any Subsidiary); or
     2.23.11. Any loss or threatened loss of a customer or group of customers of I&O or any Subsidiary which accounted for more than 10% of I&O's and its Subsidiaries' consolidated freight car loadings during the six (6) months ended March 31, 1996 .
     2.24. COMPLIANCE WITH APPLICABLE LAWS. To the Best Knowledge of the Sellers, I&O and its Subsidiaries are in material compliance with all federal, state, county, and municipal laws, ordinances, and regulations applicable to the conduct of their businesses or to the assets owned, used, or occupied by them, and I&O and the Subsidiaries have received no notice or advice to the contrary.
     2.25. VIOLATION OF OTHER INSTRUMENTS. To the Best Knowledge of the Sellers, except as indicated on Schedule 2.25, neither the execution of, nor the consummation of the transactions contemplated by, this Agreement will result in a material breach or constitute a material default under any provision of any charter, bylaw, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, ordinance, regulation or any other restriction to which I&O or any Subsidiary is subject or bound, including, without limitation, any equipment lease listed or required to be listed on
Schedule 2.6, any Lease listed or required to be listed on Schedule 2.12, any agreement listed or required to be listed on Schedule 2.12.1, any operating agreement listed or required to be listed on Schedule 2.13 and any material contract listed or required to be listed on Schedule 2.16.1.
     2.26. FINANCIAL STATEMENTS.

     2.26.1. I&O has delivered to Buyer the Annual Financial Statements containing the audited consolidated balance sheets of I&O and its Subsidiaries as at December 31, 1991, 1992, 1993, 1994 and 1995, and related audited statements of net income and retained earnings and changes in financial position for the five years then ended. Sellers have also delivered the Interim Financial Statements containing the balance sheets of I&O as of March 31, 1996, and the related statement of net income and retained earnings.
     2.26.2. Except as indicated on Schedule 2.26.2 attached hereto, (i) the Annual Financial Statements, fairly and accurately present the financial position of I&O consolidated with its Subsidiaries and the results of its operations as at the dates and for the periods to which they apply, and such statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved and
(ii) the Interim Financial Statements fairly and accurately present the financial position of I&O consolidated with its Subsidiaries and the results of operations as at the dates and for the periods to which they apply, and such statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, except that (a) the Interim Financial Statements are presented in a manner consistent with the manner of presentation of the I&O's interim financials on a historical basis and (b) the Interim Financial Statements do not include passenger operations.
     2.26.3. Except as otherwise indicated on Schedule 2.26.3, no value has been or will be assigned by I&O in any of said balance sheets to (a) good will, trademarks, trade names, contract rights, customer lists, books and records, restrictive covenants, deferred charges, or prepaid expenses for any item other than rent or insurance; (b) office supplies or advertising or promotional material; (c) any asset previously charged to expense; or (d) any other asset regarding which it has been the practice to write off as an expense.
     2.26.4. To the Best Knowledge of the Sellers, I&O and its Subsidiaries had no material liabilities as at March 31, 1996, not reflected in and disclosed on the aforesaid Interim Financial Statements. To the Best Knowledge of the Sellers, neither I&O nor its Subsidiaries have incurred any liabilities whatsoever in addition to those reflected in or disclosed on such Interim Financial Statements, except liabilities incurred in the ordinary course of business subsequent to the date of such balance sheets included therein. To the Best Knowledge of the Sellers, attached hereto as Schedule 2.26.4 is a list of every contractual document underlying or documenting a security interest relating to each liability in excess of $20,000 reflected on the Interim Financial Statements as at March 31, 1996. Copies of each documents have been made available to the Buyer. To the Best Knowledge of the Sellers, except as indicated on Schedule 2.25, the transaction contemplated by this Agreement shall not constitute a default under any of such liabilities or result in any acceleration of amounts due thereunder.
     2.26.5. Inventory and accounts payable have been valued at gross invoice amounts without deducting any available discounts.
     2.27. BROKERAGE. No broker or finder has rendered services in connection with this Agreement.
     2.28. BANKS. Schedule 2.28 attached hereto contains a complete list of the names and addresses of each bank in which I&O or any Subsidiary maintains an account and/or safe deposit box, the bank account numbers assigned to I&O or any Subsidiary, and the persons authorized to sign checks on behalf of I&O or any Subsidiary and to deposit assets in such safety deposit boxes.
     2.29. NO DIVIDENDS OR DISTRIBUTIONS. Except as indicated on Schedule 2.29 attached hereto, since March 31, 1996, I&O has not set aside or declared any dividend or paid or distributed cash or any other assets in respect of capital stock or incident to any redemption of capital stock or otherwise to any Seller or any affiliate of a Seller except for salaries paid to regularly employed employees in the ordinary course of business. Nor have the Board of Directors or shareholders of I&O taken any action in respect of any of the foregoing.
     2.30. ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES
     2.30.1. Except as indicated on Schedule 2.30.1 attached hereto, to the Best Knowledge of the Sellers, I&O and its Subsidiaries and the officers, employees, and agents of all such corporations have at all times been, are currently, and will continue until Closing to be, in material compliance with all applicable federal, state and local health, environmental, natural resources, hazardous, toxic and controlled waste orders, regulations and laws.
     2.30.2. To the Best Knowledge of the Sellers, except as described on
Schedule 2.30.2 attached hereto, prior to Closing there has not been and will not be any storage, production, disposal, treatment or release, on, in, upon or under any real or personal property owned, operated, leased, controlled by or otherwise related to I&O or its Subsidiaries (such real or personal property referred to in this agreement as "the Real and Personal Property") of (i) any solid or hazardous waste, as those terms are defined by the Resource Conservation and Recovery Act as amended, (42 U.S.C. (S)6901 et seq.) ("Waste");
(ii) any hazardous substance or any waste containing a hazardous substance that is subject to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA Waste"); or (iii) any other waste or pollutants as such terms are defined under any other local, state or federal law pertaining to the environment or natural resources (collectively, the "Pollutants"). In addition, Schedule 2.30.2 describes all wastes, or pollutants, including but not limited to fuel, lubricating oil and such other substances used in the ordinary course of business by I&O and how and where all such materials are transported, and stored prior to their actual use in the ordinary course of business. Except as set forth in Sechdule 2.30.2, to the Best Knowledge of the Sellers, prior to Closing, there has not been any releases of any Waste, Hazardous Waste or any Pollutants on adjacent or neighboring properties to the Real and Personal Property which through soil, water or any other migration could have come to be located on the Real and Personal Property.
     2.30.4. The Real and Personal Property has been used by the Sellers for the following purposes only: The operation of a railroad and activities related to the railroad business and as property leased to third parties.
     2.30.5. Except as indicated on Schedule 2.30.1 attached hereto, to the Best Knowledge of the Sellers, I&O and the Subsidiaries currently possess and materially comply with, and have at all times possessed and materially complied with, all necessary state, federal and local environmental and natural resources permits, all of which are listed on Schedule 2.30.5 attached hereto.
     2.30.6. To the Best Knowledge of the Sellers, (i) there are no actual or contingent environmental or natural resource liabilities concerning the Real and Personal Property, and (ii) no environmental liens or superliens of any type exist on the Real and Personal Property.
     2.30.7. To the Best Knowledge of the Sellers, except as listed on Schedule
2.30.7 attached hereto, (i) neither I&O nor any of its Subsidiaries have been in the past nor currently involved, as a party or otherwise, in any pending or threatened litigation, including response or cost recovery action by government or private parties, concerning environmental or natural resource matters of any type relating to the Real and Personal Property and I&O and (ii) there are no facts or circumstances that may give rise to any such future litigation under any state, federal or local environmental or natural resource laws.
     2.30.8. To the Best Knowledge of the Sellers, except as listed on Schedule
2.30.8 attached hereto, there are no PCB's or asbestos integral to or contained within equipment and buildings on the Real and Personal Property.
     2.30.9. To the Best Knowledge of the Sellers, there are no wells, above ground storage tanks, underground storage tanks, covered-over surface impoundments or other common sources of environmental problems on the Real and Personal Property, except as described on Schedule 2.30.9 attached hereto.
     2.31. ILLEGAL PAYMENTS. To the Best Knowledge of the Sellers, there has not been any illegal payment by I&O or any Subsidiary or any affiliate of I&O or any Subsidiary related to the business of I&O or any Subsidiary to quasi-governmental or union officials.
     2.32. IMPROPER OR ILLEGAL PAYMENTS TO CUSTOMERS OR SUPPLIERS. To the Best Knowledge of the Sellers, there has not been any illegal or improper payment by I&O or any Subsidiary or any affiliate, employee or agent of I&O or any Subsidiary related to the business of I&O or any Subsidiary to customers for the sharing of fees or to customers or suppliers for the rebating of charges, or other reciprocal practices which are either illegal or which are made to obtain improper influence with an employee or agent of a customer or supplier contrary to the best interests of such customer or supplier.
     2.33. CONFLICTS OF INTEREST. Except as set forth on Schedule 2.33 attached hereto, no officer or director or, to the Best Knowledge of the Sellers, employee of I&O or any Subsidiary nor, to the Best Knowledge of the Sellers, any relative of any such officer, director or employee:

     (i) Owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an employee of, any corporation, firm, association or other business entity or organization which is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of I&O or any Subsidiary;
     (ii) Owns, directly or indirectly, in whole or in part, any machinery, equipment, structures, real estate, intangible property, invention, permit, license or secret or confidential information which I&O or any Subsidiary is using and the use of which is necessary or desirable for the conduct of its business; or
     (iii) Has any cause of action or other claims whatsoever against, or owes any amount to, any Seller or I&O or any Subsidiary.
     2.34. ACQUISITIONS IN COMPLIANCE WITH LAW. To the Best Knowledge of the Sellers, I&O and all of the Subsidiaries have materially complied with all applicable state and federal laws and regulations incident to all past acquisitions or abandonment of railroad operations or properties including, without limitation, the United States Interstate Commerce Act and all regulations of the Interstate Commerce Commission ("ICC") and the Surface Transportation Board. Buyer has been provided with all material ICC Financing Dockets and Certificates of Public Convenience and Necessity related to any acquisitions by I&O or any Subsidiary.
     2.35. SCHEDULES. All the facts recited in Schedules shall be deemed to be representations of fact as though recited in this Section 2.
     2.36. FULL DISCLOSURE. To the Best Knowledge of the Sellers, no representation or warranty made by Sellers or I&O in this Agreement or a Schedule to this Agreement, and no certification furnished or to be furnished to the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.
     3. REPRESENTATIONS AND WARRANTIES OF THE BUYER. Buyer hereby represents and warrants to Sellers that:
     3.1. ORGANIZATION. Buyer is duly organized, validly existing, and in good standing under the laws of the State of Texas and has the corporate power to execute, deliver, and perform this Agreement.
     3.2. AUTHORIZATION. Upon the approval by the Board of Directors of Buyer of the execution and delivery of this Agreement and the transactions contemplated hereby, which approval the Board of Directors of Buyer may decline to give in the exercise of its unfettered business judgment and fiduciary duties, (i) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will have been duly authorized by the Board of Directors of Buyer, and (ii) this Agreement will constitute the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.
     3.3. NO THIRD PARTY CONSENT REQUIRED; VIOLATION OF OTHER INSTRUMENTS. Except for Buyer's bank, First Interstate Bank of Texas, N.A., the consent of which Buyer will obtain on or before any approval of this Agreement by the Board of Directors of Buyer upon which the obligations of Buyer hereunder are conditioned, neither the execution nor the performance of this Agreement by Buyer requires the consent of any third party nor will it violate or result in a material breach of or constitute a material default under any provision of any charter, bylaw, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character to which Buyer is subject or by which it is bound.
     3.4. INVESTMENT INTENT. Buyer will acquire the Stock for its own account and not with a view to the distribution thereof in violation of applicable securities laws.
     3.5. BARGAINED FOR TRANSACTION. Buyer represents that it has bargained for this transaction with Sellers and that (i) it has had access to such information, in addition to the information provided by the Sellers in this Agreement and the Schedules attached hereto, as it has deemed relevant to make a decision to enter into this Agreement, and (ii) it is an "accredited investor" as such term is defined in the United States Securities Act of 1933, as amended. Buyer acknowledges that it has made its own assessment and evaluation of such information available about the I&O and its Subsidiaries for purposes of this transaction and has relied principally upon such assessment and evaluation, as well as the representations and warranties provided by Sellers in this Agreement, in deciding to enter into this Agreement.
     4. SALE PROVISIONS.
     4.1. TRANSFER OF I&O STOCK. At the Closing, the Sellers shall transfer and deliver to Buyer certificates representing all the issued and outstanding shares of Stock, free and clear of any and all security interests, encumbrances or claims with transfer taxes, if any, prepaid by Sellers and with duly endorsed stock powers or other instruments of transfer and with signatures duly guaranteed by a bank, if required by Buyer. In addition, Sellers shall deliver documentation satisfactory to Buyer's counsel evidencing that any outstanding warrant or option to purchase any of the Stock or any other right with respect to the Stock has been cancelled or exercised prior to Closing.

     4.2. TRANSFER OF OFFICE BUILDING. At the Closing, Sellers shall convey to Buyer good and marketable title to the office building and real estate described on Schedule 4.2 attached hereto, free and clear of all mortgages, liens or other encumbrances whatsoever except those described on Schedule 4.2. The Buyer may withhold any of the purchase price at Closing sufficient to pay any indebtedness necessary to release any lien then encumbering the title to such office building. Buyer and Sellers will mutually agree to an allocation of a portion of the Purchase Price to the office building and real estate described on Schedule 4.2.0
     4.3. PURCHASE PRICE.
     4.3.1. Buyer shall pay the Sellers an aggregate of $9,025,000.00 (the "Purchase Price") for 100% of the issued and outstanding Stock and for the office building referred to in Section 4.2.
     4.3.2. The Buyer shall pay the Purchase Price at the Closing by delivering to the Sellers $9,025,000.00 in cash (less all amounts due to I&O or any of the Subsidiaries (other than IORP) from IORP aggregating in excess of $2,000.00), pro rata in accordance with their ownership interests set forth on Schedule 2.15.
     4.4. BROKERAGE. Each party to this Agreement agrees to indemnify and save the other party harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.
     5. ADDITIONAL COVENANTS AND AGREEMENTS OF BUYER AND SELLERS.
     5.1. ACCESS TO PREMISES AND INFORMATION.
     5.1.1. Sellers will cause I&O to permit Buyer and its authorized representatives (including, without limitation, consultants and representatives of Buyer's lenders) to have full access to the premises, books, and records of I&O and to furnish Buyer with such financial and operating data and other information with respect to the business and properties of I&O as Buyer shall reasonably request.
     5.1.2. Until the transaction contemplated by this Agreement is consummated, Buyer will hold in strict confidence and not use (and will be responsible for causing its agents, employees, and advisors to be bound) for its own benefit the documents and information furnished concerning I&O unless readily ascertainable from public or published information, or trade sources, or already known or subsequently developed by Buyer independently of any investigation of I&O or received from a third party not under an obligation to I&O to keep such information confidential. If the transactions contemplated by this Agreement should not be consummated, all such documents obtained from I&O and all copies thereof shall be returned to I&O, and any proprietary information not retrievable shall be held in continued confidence for a period of two (2) years after return of such documents.
     5.1.3. I&O shall furnish Buyer with copies of all engineering, soil, environmental, feasibility or similar studies of any real estate owned or leased by I&O or any Subsidiary which any Seller or I&O or any Subsidiary may have in their possession or control or may have access as the result of relationships with the Southwest Ohio Regional Transit Authority ("SORTA").
     5.1.4. Buyer and its representatives shall be entitled to enter upon any real estate owned or leased by I&O to investigate all aspects of such real estate including, without limitation, soil and sub-soil analysis (including core samples and other related tests), environmental testing and site assessment, engineering studies, land use and planning feasibility studies, a study of the availability of utilities, drainage, access, sewer, fire and police protection, and such other investigations as

Buyer may desire, but Buyer shall commit no waste and leave no damage.
     5.1.5. No investigation or inquiry made by Buyer pursuant to this Agreement shall in any way affect or lessen the representations and warranties made herein by Sellers or the obligations of the Sellers under the indemnity provisions of
Section 10; provided, however, that in the event Buyer shall acquire actual knowledge prior to the Closing of any fact which is contrary to any representation or warranty made by Sellers herein, the Buyer shall notify the Sellers in writing of any such fact and may elect not to close pursuant to
Section 7.1.1 below, but if, after acquiring actual knowledge of any such fact, Buyer participates in the Closing, Buyer shall have thereby waived any claim (but only such claim or claims) Buyer may have otherwise had against any Seller based solely upon such fact.
     5.2. CONDUCT OF BUSINESS PENDING CLOSING.  Except as otherwise indicated on
Schedule 5.2, Sellers covenant and agree that from and after the date hereof and until the Closing it will cause I&O and each of the Subsidiaries:
     5.2.1. To carry on its business diligently and in the ordinary course of business as it has done in the past;
     5.2.2. Not to issue or agree to issue any shares of its capital stock or right to acquire any such capital stock in the future, whether such right be conditional or unconditional, including, without limitation, any warrants, options or convertible debt;
     5.2.3. Not to incur voluntarily any liability or obligation, make any commitment or disbursement, acquire, dispose of or remove any property or asset, make any contract or agreement, or engage in any transaction, except in the ordinary course of its business and of a value no greater than $20,000.00;

     5.2.4. Not to subject any of its properties or assets (other than assets to be retained by IORP under this Agreement) to any lien, claim, charge, option or encumbrance except in the ordinary course of its business consistent with past practices;
     5.2.5. Except as set forth in Schedule 5.2, not to increase or decrease the rate of compensation of or pay any unusual compensation to any officer or employee, or enter into any agreement to increase or decrease the rate of compensation of or to pay any unusual compensation to any officer or employee;
     5.2.6. Not to lend money to any employee, shareholder or other party except for inter-company transfers among I&O and any of its subsidiaries other than IORP;
     5.2.7. Not to enter into any collective bargaining agreement, or create or modify any pension or profit sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or the level of benefits under any such plan nor will it increase or decrease any severance or termination pay benefit or any other fringe benefit;
     5.2.8. To continue in effect its present insurance coverage on all properties, assets, business and personnel;
     5.2.9. To use its best efforts to preserve its business organization intact, to keep available its present employees, and to preserve its present relationship with suppliers, franchisors, and customers and others having business dealings with it ;
     5.2.10. Not to do anything or fail to do anything which will cause a breach of or default in any material contract, agreement, commitment, or obligation to which it is a party or by which it may be bound;

     5.2.11. Not to pay or distribute any cash or other asset in respect of its common stock or otherwise to Sellers or any affiliate of Sellers except for the payment of salaries to regularly employed employees in the ordinary course of business.
     5.3. CONSENT TO TRANSFER OF MATERIAL CONTRACTS. To the extent that any material contract, agreement or commitment listed in Schedules 2.6, 2.11, 2.12, 2.12.1, 2.13, 2.16.1 or elsewhere in this Agreement or which are annexed hereto should require the consent of the other party thereto as a result of the change of ownership or control of I&O contemplated by this Agreement, Sellers and I&O shall use their best efforts to obtain such consent. If the consent can not be obtained, Sellers shall cooperate with Buyer in any reasonable arrangement designed to preserve for I&O the benefits under such contract or commitment; provided, however, that obtaining such consent shall be a condition of Buyer's obligation to Close under Section 7 below, unless waived in writing by Buyer.
     5.4. TRANSITIONAL PROVISIONS. In order to facilitate a smooth transfer of control of I&O to Buyer, Sellers shall cause I&O, promptly following execution of this Agreement, to furnish the Buyer with such data relevant to the shippers and employees of I&O and each of the Subsidiaries, subject to the provisions of
Section 5.1 hereof, as the Buyer may reasonably require, and to introduce representatives of Buyer to as many of such shippers and employees, public officials or representatives of connecting railroads as they may reasonably wish to visit.
     5.5. REGULATORY FILINGS. Sellers and I&O, either directly or through I&O, shall promptly take all actions necessary to make each filing it is required to make with any governmental agency, if any, as a condition to or consequence of the consummation of the sale of Stock to Buyer, and shall each use its best efforts to assist Buyer in making such required filings.

Sellers and I&O shall (i) use its best efforts to comply as expeditiously as possible with all lawful requests or requirements of any governmental agencies, including, without limitation, the Surface Transportation Board and the Securities and Exchange Commission, for additional information and documents with respect to the transactions contemplated by this Agreement, (ii) not extend any waiting period or enter into any agreement with any governmental agency not to consummate the transactions contemplated by this Agreement, except with the prior consent of Buyer, and (iii) cooperate with Buyer and use its best efforts to cause the lifting or removal of any temporary restraining order or preliminary injunction which may be entered in connection with the transactions contemplated by this Agreement.
     5.6. CERTAIN AGREEMENTS OF SELLERS REGARDING TAX TREATMENT OF TRANSACTION.
     5.6.1. Sellers will be responsible for filing all federal, state or local tax returns for I&O and its Subsidiaries for the year-ended December 31, 1995. Sellers will accrue the current and deferred federal, state and local tax due for the period ended March 31, 1996 and provide an estimate thereof to Buyer on or before May 31, 1996. The I&O shall provide Sellers with all information necessary for Sellers to satisfy their obligations under this Section 5.6.1.
     5.6.2. Any future payments arising from indemnification or breach of contract pursuant to this Agreement between Buyer and Sellers will be treated as an adjustment to the purchase price of the Stock purchased by Buyer from Sellers hereunder.

     5.7. TRANSFER AND AGREEMENTS RELATED TO IORP AND CERTAIN REAL ESTATE.
     5.7.1. Notwithstanding any other provision to this Agreement, at the Closing, I&O shall sell and deliver to Seller, Thomas B. McOwen, for a purchase price of $25,000.00 certificate(s) representing all of the issued and outstanding shares of capital stock of IORP with duly endorsed stock powers or other instruments of transfer and with signatures duly guaranteed by a bank, if required by the Sellers. Further, on or before the transfer of capital stock referred to in the previous sentence I&O shall cause the two parcels of real estate described in Schedule 5.7.1 to be transferred to IORP from I&O in a manner resulting in no recourse or expense to I&O except for real estate taxes accrued but not paid.
     5.7.2. On or before the Closing, I&O and Buyer shall grant to IORP the exclusive right, subject to (i) prior existing rights of other passenger operators, (ii) rights of Amtrak, (iii) rights granted to commuter or (iv) rights required by law, to operate all passenger business on tracks owned or controlled (now or in the future to the extent that rights acquired in the future include the right to grant such exclusive right or such other rights as I&O or Buyer or its affiliates may be entitled to extend to IORP, after good faith negotiation,) by I&O or Buyer or its affiliates (to the extent only of tracks which are contiguous to tracks owned or controlled by the I&O). Such right shall be granted by that certain Interchange, Service and Trackage Right Agreement, the form of which is attached as Exhibit A, pursuant to which IORP is transferee and each of the following are transferors: a) Cincinnati Terminal Railway; b) Indiana and Ohio Railroad, Inc.; c) Indiana & Ohio Railway Co.; and
d) Indiana & Ohio Central Railroad, Inc. Exhibit A also includes agreements between I&O and IORP relating to the storage, use, and pick-up and delivery of cars to interchange points, insurance requirements, and other agreements related to the operation of IORP.
     5.7.3. At the Closing the I&O and the IORP will execute a lease in a form satisfactory to Buyer and Mr. Thomas McOwen regarding the use and access to McCullough Engine House and the exclusive use of the third track therein.
     5.7.4. At the Closing the I&O and IORP shall execute a lease in the form attached hereto as Exhibit B under which the I&O will lease to the IORP suitable locomotives for passenger moves.
     5.7.5. To the extent I&O's compliance with the provisions of this Section
5.7 would otherwise constitute a violation of the covenants of I&O and/or the Sellers under this Agreement, or of any other provision of this Agreement, all such violations are hereby waived by Buyer.
     5.8. SALE OF "BLUE ASH LINE".
     5.8.1. After Closing, I&O shall use its best efforts to sell to SORTA, or its successor in interest or any similarly situated public authority, the property described on Schedule 5.8.1 (the "Blue Ash Line"). If the Blue Ash Line is sold on or prior to December 31, 2003, the Sellers shall be entitled to 70% of Net Proceeds from the sale (payable to Sellers in the same form received by the I&O), pro-rata among them according to their percentage ownership of Stock as described on Schedule 2.15; however, notwithstanding the foregoing, the Sellers shall not receive an amount in excess of an aggregate of $2,450,000 in cash or other value. "Net Proceeds" shall mean the amount of consideration actually received by the I&O incident to the sale of the Blue Ash Line, net of any expenses or costs of sale, including, without limitation, attorneys and brokerage fees, taxes, and title insurance, received in exchange for the Blue Ash Line. If the sale of the Blue Ash Line occurs after December 31, 2003, no amount shall be payable to Sellers. The parties recognize that the ability of I&O to sell the Blue Ash Line may be subject to the terms of that certain Agreement and Option to

Purchase effective as of the 15th day of December, 1986, between the City of Blue Ash, Ohio, and the I&O (the "Option Agreement"). All else in this Section
5.8 notwithstanding, any amounts otherwise due the Sellers pursuant to this
Section 5.8 shall be reduced by the amount (the "Option Waiver Amount") of any costs incurred by the I&O or any purchaser of the Blue Ash Line from the I&O incident to the removal, modification or waiver of any of the rights of the City of Blue Ash under the Option Agreement, including, but not limited to, attorneys' fees, and the value of any consideration provided to the City of Blue Ash. In the event the Option Waiver Amount shall exceed 10% of the Net Proceeds, amounts due Sellers under this Section 5.8 shall only be reduced by 70% of any amount of the Option Waiver Amount in excess of such 10%. Sellers acknowledge that because of the Option Agreement, the I & O may grant rights to use the Blue Ash Line instead of selling the line, in which case no amounts shall be due Sellers under this Section 5.8 in respect of payments based upon usage of the line, but any payments not based upon usage of the line shall be treated under this Section 5.8.1 as Net Proceeds from a sale.
     5.8.2. All else in Section 5.8.1 notwithstanding, I&O shall be under no obligation to negotiate for the sale or to sell the Blue Ash Line to SORTA other than for cash at closing or for a purchase price of less than $3,500,000. Furthermore, no sale of the Blue Ash Line shall be required unless the terms of such sale include the transferable right of the I&O or any of its Subsidiaries to conduct freight operations on the Blue Ash Line under terms and conditions satisfactory to the I&O determined at its sole discretion, but considering SORTA's intended use to the extent such use does not substantially and negatively affect such freight operations.
     5.9. NON-COMPETITION. On or before the Closing, each Seller shall execute a three-year non-competition agreement in form and substance substantially similar to the non-competition agreement attached as Exhibit C hereto.
     6. THE CLOSING.
     6.1. THE CLOSING. The Closing shall take place at the offices of Dinsmore & Shohl, 1900 Chemed Center, Cincinnati, Ohio commencing at 9:00 a.m. on the Closing Date, provided that all conditions precedent to the obligations of Buyer and Sellers to close have then been met or waived.
     6.2. TRANSFER OF TITLE OF STOCK. On the Closing Date and as a condition to Buyer's obligation to close, Sellers shall transfer all the issued and outstanding Stock to Buyer by assignment which, in the reasonable opinion of Buyer, shall be sufficient to vest in Buyer good and marketable title to said Stock free and clear of any security interests, encumbrances, and claims whatsoever.
     6.3. TRANSFER OF TITLE TO REAL ESTATE. On the Closing Date and as a condition to Buyer's obligations to close, the transfer of the office building required by Section 4.2 shall have been consummated in a manner which, in the reasonable opinion of Buyer, satisfies the requirements of Section 4.2.
     7. CONDITIONS OF BUYER'S OBLIGATION TO CLOSE. The obligations of Buyer hereunder are subject to the satisfaction, on or prior to the Closing Date, of all the following conditions set forth in this Section 7, in addition to the requirements of Section 5.3, compliance with which or the occurrence of which may be waived in whole or in part by the Buyer in writing.
     7.1. REPRESENTATIONS, WARRANTIES AND COVENANTS.
     7.1.1. All representations and warranties of Sellers and I&O contained in this Agreement and the Schedules annexed hereto shall be true as of the Closing Date.

     7.1.2. Each of the Sellers shall have performed or tendered performance of all covenants, and satisfied or tendered satisfaction of all conditions to be performed or satisfied by each of them at or prior to the Closing Date.
     7.1.3. On the Closing Date, Sellers shall furnish to Buyer a certificate dated the Closing Date executed by each of them and by the Chief Executive Officer and Chief Financial Officer of I&O to the effect that all of Sellers' and I&O's representations and warranties contained in this Agreement and the attached Schedules are in all material respects correct and true as of the Closing Date, and that all covenants and conditions to be performed or met by each of the Sellers or I&O prior to Closing have been so performed or met. The delivery of such certificate shall in no way diminish the warranties and representations of Sellers or I&O made in this Agreement.
     7.1.4. Buyer shall not have discovered any reasonable basis to believe that there is any material error, misstatement, or omission in any of the Schedules, representations, or warranties or any material failure to perform or satisfy any such covenants or conditions.
     7.1.5. Notwithstanding the foregoing, to the extent that compliance by I&O and/or Sellers with any requirements of this Agreement for Closing would cause a violation of any other representation, warranty, covenant or provision of this Agreement, then all such violations are hereby waived by Buyer.
     7.2. OPINION OF COUNSEL. Sellers shall have furnished Buyer with a favorable opinion dated the Closing Date, of Dinsmore & Shohl, counsel to Sellers, in form and substance satisfactory to the Buyer and its counsel, to the effect that:
     7.2.1. The authorized capital stock of I&O is 500 shares of no par value Common Stock, of which 100 shares are outstanding; all of the outstanding capital stock of I&O and each of its

Subsidiaries is validly issued and nonassessable; Sellers have good and marketable title to the Stock and the I&O has good and marketable title to all of the outstanding capital stock of each of its Subsidiaries free of any security interests, encumbrances, or claims; to the Best of such counsel's Knowledge, there is no existing option, warrant, call, preemptive right, commitment or obligation obligating I&O or any Subsidiary to issue any authorized and unissued shares of its capital stock or to reissue shares held in its treasury.
     7.2.2. I&O and each of the Subsidiaries is a corporation, duly organized, validly existing, and in good standing as a corporation under the laws of the States of Ohio and Indiana, and has all requisite corporate power, franchises, and licenses to own its property and conduct the business in which it is engaged, including, without limitation, the conducting of a railroad business in the States of Indiana and Ohio.
     7.2.3. I&O and each of its Subsidiaries is qualified to do business as a foreign corporation in each state in which the nature of its assets or business therein conducted requires them to be so qualified.
     7.2.4. To the Best Knowledge of such counsel, no consent or other agreement of any person is required for the transfer and assignment of the Stock pursuant to this Agreement, or, if required, all such consents and agreements have been duly obtained by Sellers; and the instruments of transfer, assignment, and deliver to Buyer at the Closing are in all material respects in compliance with this Agreement and are sufficient to vest Buyer with good title to all the Stock to be transferred in accordance with this Agreement.
     7.2.5. No consent, approval, authorization, or order of any governmental agency or body (or, to the Best Knowledge of counsel, of any court), not obtained and in effect on the Closing Date, is required for the consummation by Sellers of the transactions contemplated by this Agreement.
     7.2.6. This Agreement has been duly and validly authorized, executed, and delivered by Sellers and is a valid and binding agreement of Sellers and is enforceable in accordance with its terms, subject, however, to applicable bankruptcy, moratorium, reorganization and other laws generally affecting the rights of creditors and to applicable equity principles.
     7.2.7. To the Best Knowledge of such counsel, no lawsuits or proceedings have been instituted and are pending against I&O or any Subsidiary other than those disclosed on Schedule 2.18 attached hereto, and neither I&O nor any Subsidiary has received any inquiry nor is any investigation or lawsuit pending or threatened with respect to the acquisition contemplated by this Agreement.
     7.3. NO MATERIAL ADVERSE CHANGE. Except as may be contemplated by this Agreement, during the period from December 31, 1995 to the Closing Date, there shall not have been any material adverse change in the financial condition, assets, liabilities, business or results of operations of I&O or any Subsidiary and neither I&O nor any Subsidiary shall have sustained any material loss or damage to its properties, whether or not insured, which materially affects its ability to conduct its business or which results in loss or damage in an amount in excess of $20,000.00; none of the events described in Section 2.23 shall have occurred; and Buyer shall have received a certificate dated the Closing Date from the Sellers and the Chief Executive Officer and the Chief Financial Officer of I&O to the foregoing effect based upon their Best Knowledge and to the further effect that any liabilities of I&O or any Subsidiary which exist at the Closing Date which were not reflected on the consolidated balance sheet of I&O as at March 31, 1996 are only liabilities incurred in the ordinary course of business subsequent to the date of said balance sheet or as otherwise contemplated by this Agreement or the Schedules attached hereto. The delivery of such certificate shall in no way diminish the warranties and representations of Sellers made in this Agreement.
     7.4. GOVERNMENTAL REQUIREMENTS. All notices, reviews, exceptions, exemptions and approvals required by U.S. federal or other law or regulations shall have been complied with in full. There has been no onerous ruling or condition imposed by any governmental agency which is determined by Buyer in its reasonable discretion may substantially and negatively affect the operations of the I&O or any of its Subsidiaries after the Closing, with respect to any approval or exemption necessary to complete this transaction, which onerous ruling or condition shall include, without limitation, the imposition of labor protection expense or competitive access requirements.
     7.5. ABSENCE OF LITIGATION. No inquiry or investigation by any U.S. federal or state regulatory agency having jurisdiction over any Seller or I&O shall have been threatened or instituted and no action or proceeding shall have been threatened or instituted prior to or at the Closing before any court or governmental body or authority with respect to the transaction contemplated hereby.
     7.6. CONSENTS. On or prior to the Closing Date, Sellers shall furnish Buyer with such consents as are described in Section 5.3 and as Buyer shall determine to be required to enable Buyer to enjoy the benefit of I&O's leases, operations agreements, material contracts, bids, or proposals.
     7.7. RESIGNATIONS. Buyer will have received resignations of all of the directors of I&O and those persons listed on Schedule 7.7 attached hereto immediately prior to the Closing.

     7.8. RELEASES. Buyer will have received general releases in favor of I&O and the Subsidiaries executed by Sellers, and such employees of I&O or any Subsidiary as Buyer has designated on Schedule 7.8 attached hereto. Those releases will not relate to rights or obligations arising under this Agreement.
     7.9. RECORDS. Buyer shall have received possession of all existing corporate, accounting and business records of I&O and the Subsidiaries.
     7.10. SECTION 5.7. All of the requirements of Section 5.7 shall have been accomplished.
     7.11. APPROVAL OF DOCUMENTATION. The form and substance of all opinions, certificates, instruments of transfer, and other documents hereunder, shall be satisfactory in all reasonable respects to Buyer and its counsel, Matthews & Branscomb, A Professional Corporation.
     7.12. BOARD APPROVAL. The Board of Directors of Buyer shall have approved and authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The Sellers agree and acknowledge that, notwithstanding this Agreement or any other fact or circumstance involving the Sellers or Buyer, the Board of Directors shall exercise their discretion to approve and authorize the execution and delivery of this Agreement or not to approve and authorize the execution and delivery of this Agreement unfettered by any obligation to Sellers hereunder or otherwise except for the obligations of Buyers under Section 5.1.2.
     8. CONDITIONS OF SELLERS' OBLIGATION TO CLOSE. The obligations of Sellers hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions, compliance with which, or the occurrence of which may be waived in whole or in part in writing by Sellers.

      8.1. REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations, warranties, and covenants of Buyer contained in this Agreement shall be true as of the Closing Date, and Buyer shall have performed or tendered performance of all covenants and satisfied or tendered satisfaction of all conditions of this Agreement to be performed or satisfied by Buyer at or prior to the Closing Date.
     8.2. OPINION OF COUNSEL. Buyer shall have furnished Sellers with an opinion, dated the Closing Date, of Matthews & Branscomb, A Professional Corporation, general counsel for Buyer, in form and substance satisfactory to Sellers and its counsel, to the effect that:
     8.2.1. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has the requisite power to perform its obligations pursuant to this Agreement.
     8.2.2. The Board of Directors of Buyer has authorized and approved the execution and delivery of this Agreement, and all corporate action necessary or proper to effectuate the fulfillment of its obligations hereunder has been taken by Buyer and no other corporate action is required.
     8.2.3. This Agreement has been duly and validly authorized, executed, and delivered by Buyer and is a valid and binding agreement of Buyer and is enforceable in accordance with its terms, subject, however, to applicable bankruptcy, moratorium, reorganization and other laws generally affecting the rights of creditors and to applicable equity principles.
     8.2.4. No consent, approval, authorization, or order of any governmental agency or body (or, to the Best Knowledge of counsel, any court) not obtained and in effect on the Closing Date is required for the consummation by Buyer of the transactions contemplated by this Agreement.
     8.3. SECTION 5.7. All of the requirements of Section 5.7 shall have been accomplished.

     8.4. APPROVAL OF DOCUMENTATION. The form and substance of all opinions, certificates and other documents to be delivered to Sellers hereunder, shall be satisfactory in all reasonable respects to Sellers and its counsel, Dinsmore & Shohl.
     8.5. RECEIPT OF PURCHASE PRICE. Sellers shall have received good funds in the amount of the Purchase Price specified in Section 4.3.
     8.6. EMPLOYEE ARRANGEMENTS. Buyer shall have made arrangements for the I&O and its Subsidiaries, as the case may be, to retain the employees currently employed as follows: a) Mr. Bob Hines will be retained until retirement age in December, 1998; b) Mr. Edmund Kiernan will be retained for one (1) year subsequent Closing; c) all other employees referred to in Schedule 2.20 will retain employment for a minimum period of six (6) months subsequent to Closing;
d) if terminated from and after six months but within one year of the date of Closing, any person released will be given at least sixty (60) days advance notice of termination or in the alternative, sixty (60) days severance pay. The employment required by this Section shall be subject to termination for cause, such cause to be determined consistent with the general practices of Buyer regarding the termination of employees for cause. In the event of termination for cause, no severance shall be due.
     8.6.1. RELEASE OF GUARANTEES. Seller shall have been released from personal guarantees for debts of the I&O and its Subsidiaries to Fifth Third Bank.
     9. POST CLOSING COVENANTS. Sellers shall take such action and deliver such documents as Buyer may reasonably request from time to time to perfect Buyer's title to the Stock to be acquired from Sellers pursuant to this Agreement and to perfect I&O's title to the office building as required by Section 4.2.

     10. SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION.
     10.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements contained in any Schedule or certificate or other instrument delivered or to be delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties hereunder. All such representations, warranties, and agreements shall survive the Closing and any audit or investigation made by or on behalf of the parties for a period of one calendar year immediately following the Closing Date, but shall thereafter terminate and be of no further force or effect except to the extent they relate to claims made in writing to the Sellers or the Buyer, as the case may be, prior to or on such date; provided, however, that (i) the representations and warranties set forth in Sections 2.1, 2.2, 2.15, 2.17, 2.19 (last sentence only), 2.30, 2.36 (as it applies to the Sections or part thereof previously listed in this item (i) of this proviso only) and 3.2, and (ii) any intentional fraud shall survive until the expiration of the applicable statute of limitations, but in no event to exceed four years immediately following the Closing Date. The covenants and agreements set forth in Sections 4.4, 5.1.2, 5.8, 9, 10.2, 10.3 and 13 shall survive in accordance with their terms and any applicable statute of limitations. Subject to the provisions of 5.1.5 hereof, consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy possessed by any party hereto, notwithstanding that such party knew or should have known at the time of Closing that such right or remedy existed.
     10.2. INDEMNIFICATION BY SELLERS. Subject to the time limitations imposed by Section 10.1 hereof, each of the Sellers for himself/herself and not jointly and severally (except that Nancy and Tom McOwen on the one hand and Patricia and John Richter on the other hand jointly and severally) agree to and do hereby indemnify and hold Buyer, the I&O and any Subsidiary harmless against any claims, damages, losses, expenses, obligations, deficiencies, liabilities, and lawsuits (including reasonable attorneys' fees) which arise or result from or are related to or arise out of (a) any breach or failure of a Seller to perform any of its covenants or agreements set forth herein, or (b) any material fact which is contrary to any representation or warranty made by Sellers herein, or (c) any obligation, liability, potential liability, acts, circumstances, facts or other matters relating to IORP before the Closing, whether or not arising in the ordinary course of IORP's business. Notwithstanding anything in this Agreement to the contrary, Sellers' indemnification obligations relating to or arising out of Sellers' representations contained in Section 2.30 above shall not exceed, in the aggregate $1,000,000.
     10.2.1. If a Seller should dispute the right of Buyer, I&O or any Subsidiary to indemnification hereunder, such Seller shall give Buyer written notice of such dispute, specifying in detail the basis of the dispute, not later than 20 days after receipt of demand for indemnification.
     10.2.2. In determining the amount of any loss, damage, liability, cost or expense for which either party is entitled to indemnification hereunder, (a) proceeds of insurance received by the party seeking indemnification shall reduce the loss, but (b) tax benefits, if any, derived from such loss by the party seeking indemnification shall not reduce the loss.
     10.2.3. Sellers or their duly authorized agents shall, at the sole and exclusive cost and expense of Sellers: (i) have the right to reasonable access to all records of I&O relating to any liability, claim or tax which is the subject of an indemnification demand by Buyer; (ii) have the reasonable right to participate in any negotiation with any taxing agency with respect to any tax liabilities or tax items; (iii) have the right to contest any such alleged liability, claim, or tax;

(iv) have the right (with respect to taxes) to file a petition with the tax court of the United States and all appellate courts, or to file a claim for refund and to sue for refund in any federal district court or Court of Claims and all appellate courts and to pursue other remedies with respect to any federal, state or local tax in connection with any asserted tax liability attributable to I&O for all tax years of I&O ending prior to and on the Closing Date, and (v) to defend I&O against any other liability or claim which is the subject of an indemnification demand by Buyer in any court of proper jurisdiction and in any appellate court, to negotiate and settle any such liability or claim, to pursue all other remedies with respect to any other such liability or claim asserted with respect to I&O for all tax years of I&O ending prior to and on the Closing Date.
     10.2.4. Buyer shall notify Sellers promptly of any claim made or suit filed against I&O or Buyer (with respect to I&O or this Agreement) for which Buyer intends to seek indemnification hereunder. A Seller shall notify Buyer promptly if, for any reason, it does not intend to defend any such claim or suit.
     10.3. INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold Sellers harmless against and in respect of any and all claims, losses, expenses, obligations and liabilities (including costs of litigation and attorneys' fees) which arise or result from or are related to (a) any breach of or failure by Buyer to perform any of its warranties, guarantees, commitments, covenants or conditions under this Agreement (including costs of litigation and attorneys' fees required to enforce such representations, warranties, guarantees, commitments, conditions and covenants), and (b) any misrepresentation by Buyer.
     11. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing, and shall be deemed to have been given, if placed in the mail, registered or certified, postage paid, or if delivered by facsimile or personally delivered, addressed as follows:

     Buyer:   RailTex, Inc.
                   4040 Broadway, Suite 200
                   San Antonio, Texas 78209
                   Attention:  Vice President-Acquisitions
                               and Coordinator, Acquisitions

     Sellers: C/O Paul R. Mattingly, Esq.
                     Dinsmore & Shohl
                     1900 Chemed Center
                     255 East Fifth Street
                     Cincinnati, Ohio 45202

Each of the foregoing shall be entitled to specify a different address by giving notice in writing thereof to the other of them.
     12. GOVERNING LAW. The parties hereby agree that this Agreement shall be governed by the laws of the State of Texas, without reference to conflict of law principles.
     13. MISCELLANEOUS.
     13.1. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of the parties (including, without limitation, any letter of intent between the parties) and there are no warranties, representations, or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     13.2. HEADINGS. Section, paragraph, and subparagraph headings are not to be considered part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the contents thereof.
     13.3. AMENDMENT OR MODIFICATION. The parties hereto may amend or modify this Agreement in such manner as may be agreed upon by a written instrument executed by such parties.
     13.4. SCHEDULES AND EXHIBITS. Schedules and Exhibits to this Agreement are an integral part of this Agreement.
     13.5. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     13.6. CONSTRUCTION. The Buyer and each Seller acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the parties hereto.
     13.7. PARTIES BOUND. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, their respective heirs, administrators, personal representatives, successors and assigns.
     13.8. SCHEDULE UPDATES. Notwithstanding anything to the contrary herein contained, Buyer and Sellers acknowledge and agree that the Schedules to this Agreement may in certain instances be incomplete at the date of execution hereof and may be updated by Sellers at any time prior to a date which is seven (7) business days prior to the approval of this Agreement by Buyer's Board of Directors as provided in Section 7.12. The fact that Sellers update any Schedules shall not mean that Sellers have misrepresented any fact or breached any representation and/or warranty herein contained as of the execution date.
     13.9. SHARE TRANSFERS BY SELLERS. Buyers acknowledge that prior to Closing, Sellers may transfer certain shares of I&O stock as shown on Schedule 2.15 to family members or certain trusts. Buyer agrees that Sellers shall be entitled to make such transfers, so long as Sellers duly inform Buyer, update any Schedule as required, and assure delivery to Buyer at Closing of 100% of the issued and outstanding shares of the I&O free, clear, and unencumbered in accordance with the requirements of this Agreement. Any such donee of any Seller shall not be obligated as a Seller under this Agreement but shall provide Buyer with any representation of title to Stock reasonably requested by Buyer at Closing.
     13.10. IORP WITHDRAWAL PROCEDURE. Notwithstanding the provisions of this Agreement, Buyer and Seller acknowledge that the mechanism for transfer of control of IORP to Tom McOwen may be modified prior to Closing in a manner acceptable to Buyer and Seller. In such event, Buyers and Sellers shall execute an amendment hereto specifying the arrangements pursuant to which such transfer of control shall occur.
     13.11. EFFECT OF BUYER BOARD APPROVAL [OR DISAPPROVAL]. The parties hereto agree that upon the approval of this Agreement by Buyer's Board of Directors as provided in Section 7.12 hereof, this Agreement shall become fully binding on and enforceable against Buyer and Buyer shall be obligated to close the transactions herein described in accordance with the terms of this Agreement on June 4, 1996. In the event the approval of this Agreement by Buyer's Board of Directors does not occur for any reason whatsoever, and the Closing does not occur on June 4, 1996, for that or any other reason whatsoever, whether through fault or cause of Buyers and/Sellers, as the case may be, then this Agreement shall be deemed null, void, and of no further force and effect, and the parties hereto shall be released from any and all obligations which may exist hereunder except for the provisions of Section 5.1.2 regarding Buyer's obligation of confidentiality.
     13.12. COUNTERPARTS. This Agreement is being executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


                              RAILTEX, INC.

                              By:
                                ____________________________
                                _________________,__________

                              INDIANA & OHIO RAIL CORP.


                              By:
                                 ____________________________
                                 Thomas B. McOwen, President



                              _______________________________
                              Thomas B. McOwen, Seller




                              _______________________________
                              Nancy M. McOwen, Seller



                              _______________________________
                              Patricia K. Richter, Seller


                              _______________________________
                              John G. Richter, Seller

                               LIST OF SCHEDULES
                               -----------------


  Schedule
  --------
    1.5      Financial Statements
    2.1      Third Party Consents Required
    2.2      Options, Warrants, Contracts or Other Rights
    2.3      Subsidiaries of I&O
    2.5      Other Business Names
    2.6      Equipment Leases
    2.7      Liens and Encumbrances Covering Equipment and
             Other Tangible Property
    2.8      Reports of Condition of Personal Property Other
             Than Tracks
    2.9      Reports of Condition of Track and Bridges
    2.10     Detailed Aging Accounts Receivable and Accounts
             Payable
    2.11     Real Estate Owned and Title Policy
    2.12     Real Estate Leased
    2.12.1   Rights of Way
    2.13     Operating Agreements including Trackage Rights
    2.14     Intangible Personal Property
    2.15     Exceptions to Good Title to Stock
    2.16.1   Material Contracts
    2.16.3   Outstanding Bids and Negotiations
    2.17.1   Detail Supporting Provisions for Tax Liabilities
    2.17.2   Tax Audits
    2.17.3   Tax Investigations
    2.17.4   Tax Returns and Workpapers
    2.18     Litigation and Claims
    2.19     Labor, Benefit and Employment



  Schedule
  --------

    2.20     Current Employees and Employment Conditions
    2.22     Insurance Policies
    2.23     Adverse Business Changes
    2.25     Violation of Other Instruments
    2.26.2   Exceptions to Financial Statements
    2.26.3   Balance Sheet Valuation
    2.26.4   Liability Documents
    2.28     Bank Accounts
    2.29     Dividends and Distributions
    2.30.1   Material Compliance
    2.30.2   Hazardous Materials, etc.
    2.30.5   Natural Resources Permits
    2.30.7   Environmental or Natural Resource Litigation or
             Claims
    2.30.8   PCB's and Asbestos
    2.30.9   Wells, Storage Tanks
    2.33     Conflicts of Interest
    4.2      Transfer of Office Building
    5.2      Exceptions to Conduct of Business Pending Closing
    5.7.1    Real Estate to be Conveyed to IORP
    5.8.1    Blue Ash Line Property
    7.7      Resignations
    7.8      Releases